Exhibit 4.2

EXECUTION VERSION

VIPER US MERGERCO 1 CORP.,

as successor by merger to Virgin Media Inc.,

LIBERTY GLOBAL PLC

and

THE BANK OF NEW YORK MELLON,

as Trustee

Supplemental Indenture

Dated as of June 7, 2013

6.50% Convertible Senior Notes due 2016

SUPPLEMENTAL INDENTURE, dated as of June 7, 2013 (this “Supplemental Indenture”), among Viper US MergerCo 1 Corp., a Delaware corporation (“Viper Mergerco”), Liberty Global plc, a U.K. public limited company (“Liberty Global”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

WHEREAS, Virgin Media Inc. (“VMI”) and the Trustee have entered into the Indenture, dated as of April 16, 2008 (the “Original Indenture”), pursuant to which VMI issued the 6.50% Convertible Senior Notes due 2016;

WHEREAS, through a series of mergers contemplated by an Agreement and Plan of Merger, dated as of February 5, 2013 (as amended from time to time, the “Merger Agreement”), among Liberty Global, Inc. (“LGI”), VMI, Liberty Global, and certain other subsidiaries of LGI, VMI will undergo a merger (the “Merger”) as a result of which Viper Mergerco shall become the successor to VMI in accordance with Article 8 of the Original Indenture (the date and time of the Merger, the “Merger Effective Time”) and shall become the “Company” for all purposes of the Original Indenture and this Supplemental Indenture (the Original Indenture, as amended and supplemented by this Supplemental Indenture, is referred to herein as the “Indenture”).

WHEREAS, the consummation of the Merger as contemplated by the Merger Agreement will constitute a Merger Event, a Fundamental Change and a Make-Whole Fundamental Change under the terms of the Original Indenture;

WHEREAS, immediately prior to the Merger Effective Time, Holders of Securities have the right to convert their Securities, on the terms and subject to the conditions of the Original Indenture, into shares of Common Stock at the Conversion Rate of 52.0291 shares of Common Stock per $1,000 in principal amount of the Securities;

WHEREAS, as of the Merger Effective Time and in accordance with Section 12.09 of the Original Indenture, the right of Holders of Securities to convert each $1,000 in principal amount of Securities shall be changed to a right to convert such Securities by reference to the Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would be entitled to receive in the Merger;

WHEREAS, under the terms of the Merger Agreement, at the Merger Effective Time and by virtue of the Merger, each issued and outstanding share of Common Stock will be converted into the right to receive: (a) 0.2582 of a Class A Ordinary Share, nominal value $0.01 per share (the “Class A Shares”), of Liberty Global; (b) 0.1928 of a Class C Ordinary Share, nominal value $0.01 per share (the “Class C Shares”), of Liberty Global; and (c) $17.50 in cash (without interest);

WHEREAS, immediately following the Merger Effective Time and in accordance with Section 12.09 of the Original Indenture, the Reference Property for each $1,000 in principal amount of the Securities to be converted will consist of 13.4339 Class A Shares, 10.0312 Class C Shares and $910.51 in cash (without interest);

WHEREAS, Section 12.09 of the Original Indenture provides that if there shall occur a Merger Event, (a) VMI or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture providing for the conversion and settlement of the Securities as set forth in the Original Indenture and providing for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article 12 of the Original Indenture and (b) if the Reference

Property in such Merger Event includes shares of stock or other securities and assets of a company other than the successor or purchasing company, as the case may be, then such supplemental indenture shall also be executed by such other company and shall contain such additional provisions to protect the interests of the Holders of the Securities as the Board of Directors shall reasonably consider necessary by reason thereof;

WHEREAS, Section 9.01 of the Original Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture, without the consent of any Holders: (i) pursuant to clause (b) of Section 9.01, to provide for the assumption by a successor corporation of the Company’s obligations under the Original Indenture, (ii) pursuant to clause (i) of Section 9.01, to make provision with respect to the conversion rights of Holders pursuant to the requirements of Article 12 of the Original Indenture; and (iii) pursuant to clause (j) of Section 9.01, to make any change that does not adversely affect the rights of any Holder in any material respect;

WHEREAS, Viper Mergerco, as the successor corporation to VMI, and Liberty Global, as the issuer of the Class A Shares and the Class C Shares forming part of the Reference Property into which Holders of Securities have to the right to convert their Securities from and after the Merger Effective Time, are entering into this Supplemental Indenture in accordance with Section 9.01(b), (i) and (j) and Section 12.09 of the Original Indenture; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Supplemental Indenture, and Viper Mergerco, Liberty Global and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders, as follows:

SECTION 1. Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Original Indenture.

SECTION 2. Assumption of Obligations.

From and after the Merger Effective Time, Viper Mergerco, as successor Person to VMI, shall assume and succeed to the obligation of the Company to make due and punctual payment of the principal of and interest (including Additional Interest, if any) on all the Securities and the performance or observation of every covenant of the Indenture on the part of the Company to be performed or observed by it and shall further assume, subject to Section 4(b) hereof, any ongoing obligations of VMI set forth in the Registration Rights Agreement.

SECTION 3. Settlement upon Conversion.

From and after the Merger Effective Time, Holders of Securities shall have the right to convert the Securities (pursuant to, and subject to the conditions of, the Indenture) into the following Reference Property (subject to further adjustment as provided in Article 12 of the Indenture):

(a) with respect to each $1,000 in principal amount of Securities tendered for conversion, (i) 13.4339 Class A Shares; (ii) 10.0312 Class C Shares; and (iii) $910.51 in cash (without interest).

(b) if a Holder elects to convert Securities “in connection with” (as such term is defined in Section 12.01(e) of the Original Indenture) the Make-Whole Fundamental Change that occurs as a result of the Merger, as contemplated by Section 12.01(e) of the Original Indenture, then with respect to any conversion that occurs during the period specified in Section 12.01(e) of the Original Indenture, the Reference Property shall be increased to consist of, in the aggregate, the following: with respect to each $1,000 in principal amount of Securities tendered for conversion during such period, (i) 13.8302 Class A Shares; (ii) 10.3271 Class C Shares; and (iii) $937.37 in cash (without interest). This Section 3 is intended to satisfy the obligation of the Company to increase the Conversion Rate by the Additional Shares pursuant to Section 12.01(e) of the Original Indenture with respect to the Make-Whole Fundamental Change that will occur as a result of the Merger.

SECTION 4. Issuance of Shares; Registration.

In accordance with Section 12.09 of the Indenture, Liberty Global hereby agrees as follows:

(a) Liberty Global shall become a co-obligor of the Company under the Indenture solely with respect to: (i) the issuance of the Class A Shares and Class C Shares forming part of the Reference Property that the Company determines to issue upon any conversion of Securities occurring on and after the Merger Effective Time, subject to and in accordance with the terms of the Indenture; and (ii) Sections 12.02(j), 12.06, 12.07 and the last paragraph of Section 12.09 of the Indenture.

(b) Liberty Global shall use commercially reasonable efforts, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), to secure any registration with or approval of any governmental authority under any federal or state law that may be required before the Class A Shares or the Class C Shares may be validly issued upon conversion of the Securities. In addition, and subject to the terms and conditions of the Indenture and the Registration Rights Agreement, Liberty Global shall assume the obligations of the Company, and be entitled to exercise any and all of the Company’s rights, under the Registration Rights Agreement (but with respect to the Class A Shares and Class C Shares issuable upon conversion of the Securities after the Merger Effective Time, and not with respect to registration of the Common Stock (as such term is defined in the Original Indenture)) to the extent necessary and appropriate to enable the Holders of Securities to recognize the benefit of the registration rights granted thereunder.

(c) Liberty Global shall not have any responsibilities or obligations under the Indenture except to the extent expressly set forth in this Section 4.

SECTION 5. Amendments to Original Indenture

(a) For all purposes of the Indenture, this Supplemental Indenture and the Securities, the definitions of the following terms in Section 1.01 of the Original Indenture are amended and restated to read in full as follows:

“Alternative Issuer” has the meaning specified in Section 12.09.

“Daily Conversion Value” of the Reference Property means, for each of the 30 consecutive VWAP Trading Days during the Observation Period, one-thirtieth (1/30) of the product of (a) the applicable Conversion Rate and (b) the sum of (i) the product of 0.2582 times the Daily VWAP of the Class A Shares on such VWAP Trading Day, (ii) the product of 0.1928 times the Daily VWAP of the Class C Shares on such VWAP Trading Day and (z) $17.50 (without interest), as determined by the Company. Any such determination shall be conclusive absent manifest error.

“Daily Settlement Amount” of the Reference Property means, for each of the 30 VWAP Trading Days during the Observation Period,

(a) an amount of cash equal to the lesser of (i) the quotient of the Specified Dollar Amount and 30 and (ii) the Daily Conversion Value relating to such VWAP Trading Day (in either case, the “Daily Cash Amount”); and

(b) if such Daily Conversion Value exceeds the Daily Cash Amount, an amount of Reference Property (the “Deliverable Reference Property”) equal to (i) the difference between such Daily Conversion Value and the Daily Cash Amount divided by (ii) the Reference Property Daily VWAP for such VWAP Trading Day.

“Daily VWAP” of (a) the Class A Shares, means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page LBTYA <equity> AQR (or any equivalent successor page) and (b) the Class C Shares means, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page LBTYK <equity> AQR (or any equivalent successor page), in each case, in respect of the period from the scheduled open of trading on the principal trading market for the Class A Shares and the Class C shares, respectively, to the scheduled close of trading on such market on such VWAP Trading Day, or if such volume-weighted average price of the Class A Shares or the Class B Shares is unavailable, the market value of one Class A Share or Class C Share, as applicable, on such VWAP Trading Day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

“Deliverable Reference Property” has the meaning specified in the definition of Daily Settlement Amount.

“Market Disruption Event” means (a) for the Class A Shares, the occurrence or existence on any Scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Class A Shares and (b) for the Class C Shares, the occurrence or existence on any Scheduled Trading Day for the Class C Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Class C Shares, or in either case in any options contracts or futures contracts relating thereto, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

“Scheduled Trading Day” means (a) for the Class A Shares, a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which the Class A Shares are listed or admitted for trading or, if the Class A Shares are not listed or admitted for trading on any exchange or market, a Business Day and (b) for the Class C Shares, a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which the Class C Shares are listed or admitted for trading or, if the Class C Shares are not listed or admitted for trading on any exchange or market, a Business Day.

“Trading Day” means (a) for the Class A Shares, a day during which (i) trading in the Class A Shares generally occurs and (ii) there is no Market Disruption Event in respect of the Class A Shares and (b) for the Class C Shares, a day during which (i) trading in the Class C Shares generally occurs and (ii) there is no Market Disruption Event in respect of the Class C Shares.

“VWAP Market Disruption Event” means (a) for the Class A Shares, (i) a failure by the principal U.S. national or regional securities exchange or market on which the Class A Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any Scheduled Trading Day for the Class A Shares for an aggregate one half-hour period of any suspension or limitation imposed on trading, by reason of movements in price exceeding limits permitted by the stock exchange or otherwise, in the Class A Shares or in any options contracts or futures contracts relating thereto, and (b) for the Class C Shares, (i) a failure by the principal U.S. national or regional securities exchange or market on which the Class C Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any Scheduled Trading Day for the Class C Shares for an aggregate one half-hour period of any suspension or limitation imposed on trading, by reason of movements in price exceeding limits permitted by the stock exchange or otherwise, in the Class C Shares or in any options contracts or futures contracts relating thereto.

“VWAP Trading Day” means (a) for the Class A Shares, a day during which (i) trading in the Class A Shares generally occurs on the principal U.S. national or regional securities exchange or market on which such shares are listed or admitted for trading and (ii) there is no VWAP Market Disruption Event in respect of the Class A Shares and (b) for the Class C Shares, a day during which (i) trading in the Class C Shares generally occurs on the principal U.S. national or regional securities exchange or market on which such shares are listed or admitted for trading and (ii) there is no VWAP Market Disruption Event in respect of the Class C Shares. If either the Class A Shares or the Class C Shares, respectively, are not so listed or traded, then the VWAP Trading Day as to such class of shares means a Business Day.

(b) For all purposes of the Indenture, this Supplemental Indenture and the Securities, clause (5) of the definition of “Fundamental Change” in Section 1.01 of the Original Indenture is amended and restated to read in full as follows:

“(5) if Class A Shares or Class C Shares or American Depositary Receipts in respect of Class A Shares or Class C Shares forming part of the Reference Property into which the Securities are exchangeable or convertible pursuant to the terms of this Indenture, are not listed for trading on any of the New York Stock Exchange, the Global Market or the NASDAQ Global Select Market (or any of their respective successors),”

(c) For all purposes of the Indenture and the Securities, Section 1.01 of the Indenture is amended by adding the following defined terms:

“Class A Shares” means the Class A Ordinary Shares, nominal value $.01 per share, of Liberty Global.

“Class C Shares” means the Class C Ordinary Shares, nominal value $.01 per share, of Liberty Global.

“Corporate Event” has the meaning specified in Section 12.09.

“Liberty Global” means Liberty Global PLC, a U.K. public limited company.

“Other Consideration” has the meaning specified in Section 12.09.

“Reference Property Daily VWAP” means, for each of the 30 consecutive VWAP Trading Days during the Observation Period, the sum of (a) the product of (i) the Daily VWAP for the Class A Shares times (ii) 0.2582, (b) the product of (i) the Daily VWAP for the Class C Shares times (ii) 0.1928, and (c) $17.50 (without interest).

“Reference Property Value” means, on any Trading Day, the sum of (x) the product of 0.2582 times the Last Reported Sale Price of the Class A Shares on such Trading Day, (y) the product of 0.1928 times the Last Reported Sale Price of the Class C Shares on such Trading Day and (z) $17.50.

(d) Section 12.01(a)(i) is amended and restated to read in full as follows:

“(i) The Securities shall be convertible prior to August 15, 2016, during the five Business Day period after any five consecutive Trading Day period (as used in this Section 12.01(a)(i), the “Measurement Period”) in which the Trading Price per $1,000 in principal amount of the Securities for each Trading Day of such Measurement Period was less than 98% of the product of the Reference Property Value on such Trading Day and the applicable Conversion Rate in effect on such Trading Day, as determined by the Conversion Agent and subject to compliance with the procedures and conditions described below concerning the Conversion Agent’s obligation to make such determination (the “Trading Price Condition”). If a Holder provides the Company with written notice which includes reasonable evidence that the Trading Price per $1,000 in principal amount of the Securities would be less than 98% of the product of (a) the applicable Conversion Rate of the Securities and (b) the Reference Property Value at such time, then the Company shall instruct the Conversion Agent to determine the Trading Price beginning on the next Trading Day and on each successive Trading Day until the date on which the Trading Price per $1,000 in principal amount of the Securities is greater than or equal to 98% of the product of (a) the applicable Conversion Rate of the Securities and (b) the Reference Property Value. Furthermore, if the Company does not, when obligated to do so pursuant to this clause (i), make a written request to the Conversion Agent to determine the Trading Price of the Securities, or if the Company makes such request to the Conversion Agent and the Conversion Agent does not make such determination, then the Trading Price per $1,000 in principal amount of the Securities shall be deemed to be less than 98% of the product of (a) the applicable Conversion Rate of the Securities and (b) the Reference Property Value on such date.

If the Trading Price Condition has been met in accordance with the foregoing, the Company shall so notify the Holders of the Securities and the Trustee. If, at any time after the Trading Price Condition has been met in accordance with the foregoing, the Trading Price per $1,000 in principal amount of the Securities is greater than or equal to 98% of the product of (a) the applicable Conversion Rate of the Securities and (b) the Reference Property Value on such date, the Company shall so notify the Holders of the Securities and the Trustee, and the Company shall have no further obligation to determine the Trading Price of the Securities unless requested to do so again in writing pursuant to this Section 12.01(a)(i).”

(e) Section 12.01(a)(ii) is amended by restating the first sentence thereof to read in its entirety as follows:

“(ii) The Securities shall be convertible prior to August 15, 2016, during any calendar quarter (and only during such calendar quarter), if the Reference Property Value for 20 or more Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter exceeds 120% of the applicable Conversion Price in effect on the last Trading Day of the immediately preceding calendar quarter.”

(f) Sections 12.01(b)(i) and (ii) are amended and restated to read in their entirety as follows:

“(b) In the event that Liberty Global elects to:

(i) distribute to all or substantially all of the holders of Class A Shares or Class C Shares (or both) any rights or warrants entitling them, for a period of not more than 45 calendar days after the date of the distribution, to subscribe for or purchase Class A Shares or Class C Shares at a price per share less than the Last Reported Sale Price of the Class A Shares or Class C Shares, as the case may be, for the Trading Day immediately preceding the declaration date of such distribution; or

(ii) distribute to all or substantially all of the holders of Class A Shares or Class C Shares (or both) assets (including cash) or debt securities of Liberty Global or certain rights to purchase Liberty Global’s securities (other than pursuant to a stockholders’ rights plan), which distribution has a per share value (as determined by the Board of Directors) exceeding 10% of the Last Reported Sale Price of the Class A Shares or the Class C Shares, as the case may be, on the Trading Day immediately preceding the date of declaration of such distribution, the Company shall notify Holders and the Trustee in writing with respect to any distribution referred to in either clause (i) or (ii) above and of the resulting conversion right no later than the 35th Scheduled Trading Day prior to the Ex Date for such distribution. Once the Company has given such notice, Holders may surrender the Securities for conversion at any time until the earlier of (A) 5:00 p.m., New York City time, on the Business Day immediately preceding the Ex Date for such distribution or (B) the date the Company announced that such distribution will not take place even if the Securities are not otherwise convertible at such time. A Holder may not exercise this right if such Holder is permitted to participate (as a result of holding the Securities, and at the same time as holders of the Class A Shares or the Class C Shares, as the case may be, participate) in any distribution referred to in clause (i) or clause (ii) above as if such Holder held a number of Class A Shares and Class C Shares equal to the number of Class A Shares and Class C Shares included in the Reference Property to which such Holder is entitled at the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Securities held by such Holder, without having to convert its Securities.”

(g) Section 12.02(a) is amended and restated to read in full as follows:

“(a) The Company shall settle Securities tendered for conversion by delivering, as applicable:

(i) if the Company elects to settle a Conversion in the Reference Property, on the third Business Day immediately following the Conversion Date, an amount of Reference Property determined by reference to the principal amount of Securities tendered for conversion, subject, in the case of the Class A Shares and Class C Shares included therein, to the adjustment provisions of Section 12.04 of the Indenture;

(ii) if the Company elects to settle a Conversion in cash, on the third Business Day immediately following the last day of the related Observation Period, for each $1,000 in principal amount of Securities tendered for conversion, cash in an amount equal to the sum of the Daily Conversion Values for each of the 30 VWAP Trading Days during the related Observation Period; or

(iii) if the Company elects to settle a Conversion in a combination of cash and Reference Property, on the third Business Day immediately following the last day of the related Observation

Period, for each $1,000 in principal amount of Securities tendered for conversion, cash and Reference Property, if any, equal to the sum of the Daily Settlement Amounts for each of the 30 VWAP Trading Days during the related Observation Period, in each case subject, if applicable, to Section 12.02(c), Section 12.03 and Section 12.09 hereof. The applicable settlement method for any particular conversion of Securities (pursuant to clause (i), (ii) or (iii) above) shall be determined pursuant to Section 12.02(b). Class A Shares and Class C Shares delivered pursuant to this Section 12.02(a) shall be in the same proportions as such shares make up the Reference Property (as adjusted in accordance with Section 12.04 of the Indenture).”

(h) Section 12.02(j) is amended and restated to read as follows:

“(j) Notwithstanding anything to the contrary contained herein, if and to the extent that shareholder approval would be required under the listing standards of the The NASDAQ Stock Market to issue additional Class A Shares and Class C Shares included in the Reference Property following adjustments set forth in this Indenture, Liberty Global will either obtain shareholder approval or the Company will elect to settle for such additional shares by paying cash.”

(i) Section 12.03 is amended and restated to read in full as follows:

“No fractional Class A Shares or Class C Shares shall be issued upon conversion of any Security or Securities. If more than one Security shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Securities (or specified portions thereof) so surrendered. Instead of any fractional share that would otherwise be issuable upon conversion of any Security or Securities (or specified portions thereof), the Company shall calculate and pay a cash adjustment in respect of such fraction (calculated to the nearest 1/100th of a share) based on the applicable Daily VWAP on (x) the last VWAP Trading Day of the applicable Observation Period in the case of conversions settled in accordance with clause (iii) of Section 12.02(a) above and (y) the Conversion Date (or, if the Conversion Date is not a Trading Day, the next following Trading Day) if the Company elects to settle in accordance with clause (i) of Section 12.02(a) above.”

(j) Section 12.04 is amended by inserting the following paragraph (m) at the end thereof:

“(m) If Liberty Global shall, at any time or from to time, while any of the Securities are Outstanding, take any action of the type described in Section 12.04 with respect to the Class A Shares or Class C Shares, which, in either case, if taken with respect to the Common Stock would have required an adjustment to the Conversion Rate, then the Company shall effect an adjustment to the number of Class A Shares or Class C Shares, as the case may be, included in the Reference Property so as to approximate, in the reasonable judgment of the Board of Directors, the adjustment contemplated by Section 12.04, in each case taking into account the other provisions of Section 12.04 but applying such provisions to the number of Class A Shares or Class C Shares included in the Reference Property rather than to the Common Stock and substituting Liberty Global for the Company. An adjustment to the number of Class A Shares and Class C Shares included in the Reference Property made pursuant to the preceding sentence shall become effective on the date that such adjustment would have become effective had it been made to the Conversion Rate (and, if the Conversion Rate would have been readjusted as contemplated by Section 12.04, then the number of Class A Shares and Class C Shares included in the Reference Property shall be readjusted so as to approximate, in the reasonable judgment of the Board of Directors, the readjustment of the Conversion Rate contemplated by Section 12.04). No adjustment will be made to the number of Class A Shares or Class C Shares included in the Reference Property for actions taken by Liberty Global which, if taken with respect to the Common Stock, would not have required an adjustment to the Conversion Rate. No adjustment shall be made to the cash portion of the Reference Property by virtue of an adjustment made to the Class A Shares or the Class C Shares included in the Reference Property due to an adjustment to the Class A Shares of the Class C Shares included therein pursuant to this Section 12.04(m), and no interest shall be payable on the cash portion of the Reference Property.”

(k) Section 12.05 is amended and restated to read in full as follows:

“Notice of Adjustments to Reference Property

Whenever the number of Class A Shares and Class C Shares included in the Reference Shares is adjusted as herein in provided:

(a) the Company shall compute the adjusted number of Class A Shares and Class C Shares included in the Reference Property in accordance with Section 12.04 and shall prepare a certificate signed by an Officer of the Company setting forth the adjusted number of Class A Shares and Class C Shares included in the Reference Property and showing in reasonable detail the facts upon which such adjustment is based, and such certificates shall promptly be filed with the Trustee and with each Conversion Agent (if other than the Trustee); and

(b) upon each such adjustment, a notice stating that the number of Class A Shares and Class C Shares included in the Reference Property has been adjusted and setting forth the composition of the adjusted Reference Property shall be required, and such notice shall be provided by the Company to all Holders in accordance with Section 1.06.

Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate or the information and calculations contained therein, except to exhibit the same to any Holder of Securities desiring inspection thereof at its office during normal business hours.”

(l) Section 12.06 is amended and restated to read in full as follows:

“Liberty Global shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Shares and Class C Shares, for the purpose of effecting the conversion of Securities, the maximum full number of Class A Shares and Class C Shares then issuable upon the conversion of all Outstanding Securities.”

(m) Section 12.07 is amended and restated to read in full as follows:

“Before taking any action which would cause an adjustment to the number of Class A Shares or Class C Shares included in the Reference Property issuable upon conversion of the Securities, Liberty Global shall take all corporate action which it reasonably determines may be necessary in order that Liberty Global may validly and legally issue such Class A Shares and Class C Shares included in the Reference Property.

Liberty Global covenants that all Class A Shares and Class C Shares issued upon conversion of Securities shall be fully paid and non-assessable by Liberty Global and free from all taxes, liens and charges with respect to the issue thereof.

Liberty Global further covenants that if at any time the Class A Shares and Class C Shares shall be listed for trading on any other national securities exchange Liberty Global shall, if permitted and required by the rules of such exchange, list and keep listed, so long as the Class A Shares and Class C Shares shall be so listed on such exchange, the maximum number of Class A Shares and Class C Shares issuable upon conversion of the Securities.”

(n) Section 12.09 is amended by inserting the following paragraph at the end thereof:

“If there shall occur any consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event involving Liberty Global or any sale or conveyance of all or substantially all of the property and assets of Liberty Global to any other Person (each, a “Corporate Event”), as a result of which the holders of the Class A Shares and Class C Shares shall be entitled to receive cash, securities or other property or assets (“Other Consideration”) with respect to or in exchange for their Class A Shares and Class C Shares, then the Company and Liberty Global (or, if the Other Consideration includes shares of stock or other securities and assets of a Person other than Liberty Global (an “Alternative Issuer”), then such Alternative Issuer) shall execute with the Trustee (subject to the Trustee’s rights as provided herein) a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) providing for the conversion of the Securities into Reference Property that includes such Other Consideration in addition to or in lieu of the Class A Shares and Class C Shares forming part of the Reference Property immediately prior to such Corporate Event, as the case may be. If Other Consideration includes shares of stock or other securities of an Alternative Issuer, then the supplemental indenture executed by the Alternative Issuer shall provide for adjustments to such stock or securities forming part of the Reference Property which shall be as nearly equivalent as may be practicable to the adjustments provided in the Indenture with respect to the Class A Shares and Class C Shares forming part of the Reference Property, and the Alternative Issuer shall undertake as to such stock or other securities the same obligations under the Indenture as apply, immediately prior to the applicable Corporate Event, to Liberty Global with respect to the Class A Shares and Class C Shares forming part of the Reference Property. No adjustment to the Reference Property shall be made pursuant to this paragraph that would be duplicative with an adjustment made to the Reference Property in accordance with Section 12.04(m).”

SECTION 6. Global Securities.

Each Global Security, with effect on and from the Merger Effective Time, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Security consistent with the terms of the Indenture, as amended by this Supplemental Indenture.

SECTION 7. Ratification and Effect.

Except as hereby expressly amended, the Original Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof, including, without limitation, Section 12.10, shall be and remain in full force and effect. Upon and after the execution of this Supplemental Indenture, and the occurrence of the Merger Effective Time, the Original Indenture shall be supplemented in accordance herewith, this Supplemental Indenture shall form a part of the Indenture for all purposes and each reference in the Original Indenture to the Indenture shall mean and be a reference to the Original Indenture as modified hereby.

SECTION 8. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 9. The Trustee.

The recitals in the Supplemental Indenture shall be taken as the statements of the Company and Liberty Global, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

SECTION 10. Conflicts.

To the extent of any inconsistency between the terms of the Indenture or the Global Securities and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

SECTION 11. Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby. The section headings are for convenience only and shall not affect the construction hereof. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

Signatures follow.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

VIPER US MERGERCO 1 CORP.

By:	/s/ Bryan H. Hall
Bryan H. Hall
Executive Vice President and Secretary

LIBERTY GLOBAL PLC

By:	/s/ Bryan H. Hall
Bryan H. Hall
Director

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Jaime Nielsen
Jaime Nielsen
Vice President